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                                                                      EXHIBIT 21

LIST OF SUBSIDIARIES

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

NAME                                               JURISDICTION OF INCORPORATION
AvTel Holdings, Inc.                                        California

CW Electronic Enterprises, Inc.                             Illinois

Digital Media International, Inc.                           Pennsylvania

DNS Communications, Inc.                                    Texas

NetLojix Telecom, Inc.                                      Delaware

Remote Lojix/PCSI, Inc.                                     New York

Remote Lojix of Connecticut, Inc.                           Connecticut

Remote Lojix Technology Partners, Inc.                      New York

Smith Technology Solutions, Inc.                            California

Westnet Communications, Inc.                                California
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